  EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of February ____ 2020, by and between Benjamin Jacobson III (Jacobson") and Amazing Energy Oil and Gas, Co. (the "Company").

WHEREAS, the Company desires to engage Jacobson on the terms and conditions set forth herein; and

WHEREAS, Jacobson desires to be engaged by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. Jacobson's engagement hereunder (the “Engagement”) shall be effective as of February ___, 2020 (the "Effective Date") and shall remain effective for a period of six (6) months from that date (the “Engagement”). This Agreement shall automatically renew every six (6) months unless either party to the other delivers written notice of termination at least thirty (30) days prior to the end of the then current agreement. The period of Jacobson’s Engagement with the Company hereunder is hereinafter referred to as the "Term."

2. Position and Duties.

2.1 Position. During the Term, Jacobson shall provide services to the Company consistent with that of a chief financial officer (“CFO”); reporting to the CEO and board of directors (the “Board”). In such role, Jacobson shall have such duties, authority and responsibility as shall be determined from time to time by the CEO and the Board, which duties, authority and responsibility are consistent with Jacobson's position.

2.2 Duties. During the Term, Jacobson shall devote sufficient business time and attention to the performance of Jacobson's duties hereunder.

3. Place of Performance. The principal place of Jacobson's Engagement shall be located in the Austin, Texas area, provided that Jacobson will travel as needed on Company business as appropriate or necessary during the Term. Any expense incurred by Jacobson for travel required on behalf of the Company shall be reimbursed within fourteen (14) days of an expense report submission by the Jacobson.

4. Compensation.

4.1 Fees. The Company shall pay Jacobson a fee of seven thousand five hundred and no/100 dollars ($7,500.00) per month in periodic installments in accordance with the Company's customary practices, but no less frequently than monthly. Notwithstanding the foregoing, Jacobson’s monthly compensation may be increased at the discretion of the Company.

4.2 Equity. In consideration of Jacobson entering into this Agreement and agreeing to the non-solicitation and non-compete provisions contained herein, the Company will issue two hundred thousand (200,000) shares of AMAZ restricted common stock within 10 days of signing this Agreement. These shares will be deemed earned, fully paid, and non-forfeitable when issued.

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5. Termination of Agreement.

5.1 Termination. The Engagement may be terminated by either the Company or Jacobson at any time and for any reason upon 30-days’ written notice by the terminating party to the other party. Upon termination of Jacobson's Engagement during the Term, Jacobson shall be entitled to receive (i) any accrued but unpaid compensation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary procedures; (ii) reimbursement for unreimbursed business expenses properly incurred by Jacobson, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and (iii) such Jacobson benefits, if any, as to which Jacobson may be entitled as of the Termination Date (collectively, the "Accrued Amounts").

5.2 Death or Disability.

(a) Jacobson's Engagement hereunder shall terminate automatically upon Jacobson's death during the Term, and the Company may terminate Jacobson's Engagement on account of Jacobson's Disability.

(b) If Jacobson's Engagement is terminated during the Term on account of Jacobson's death or Disability, Jacobson (or Jacobson's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with Jacobson's Disability shall be provided in a manner that is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean Jacobson's inability, due to physical or mental incapacity, to substantially perform Jacobson’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or forty-five (45) consecutive days. Any question as to the existence of Jacobson's Disability as to which Jacobson and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Jacobson and the Company.

5.3 Resignation of All Other Positions. Upon termination of Jacobson's Engagement hereunder, Jacobson agrees to resign, effective on the termination date, from all positions that Jacobson holds as an officer of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which Jacobson will be involved during the Term may necessitate Jacobson's cooperation in the future. Accordingly, following the termination of Jacobson's Engagement for any reason, to the extent reasonably requested by the Board, Jacobson shall cooperate with the Company in connection with matters arising out of Jacobson's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Jacobson's other activities. The Company shall reimburse Jacobson for reasonable expenses incurred in connection with such cooperation and, to the extent that Jacobson is required to spend substantial time on such matters, the Company shall compensate Jacobson at an hourly rate based on Jacobson's monthly fee on the termination date.

7. Confidential Information. Jacobson understands and acknowledges that during the Term, Jacobson will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Jacobson lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

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Jacobson understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Jacobson understands and agrees that Confidential Information includes information developed by Jacobson in the course of Jacobson’s Engagement by the Company as if the Company furnished the same Confidential Information to Jacobson in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Jacobson; provided that, such disclosure is through no direct or indirect fault of Jacobson or person(s) acting on Jacobson's behalf.

Jacobson will promptly make a full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assign to Company, or its designee, all of Jacobson’s right, title, and interest (including all related intellectual property rights and the right to sue and collect payment for past, present, and future infringement) in all inventions that Jacobson creates during Jacobson’s Engagement with the Company (including during Jacobson’s off-work hours) (“Company Inventions”). In addition, all original works of authorship that are made by Jacobson (solely or jointly with others) within the scope of and during the period of Jacobson’s Engagement with Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and in accordance, Company will be considered the author of these works. Jacobson agrees that this assignment includes present conveyance to Company of ownership of Inventions that are not yet in existence.

“Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly author, conceive, develop, or reduce to practice.

(b) Company Creation and Use of Confidential Information.

Jacobson understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its consultants, and improving its business. Jacobson understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

Jacobson agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other consultants of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Jacobson's authorized Engagement duties with the Company or with the prior consent of Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Jacobson's authorized Engagement duties with the Company or with the prior consent of Board (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Jacobson shall promptly provide written notice of any such order to the Board.

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Jacobson understands and acknowledges that Jacobson’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Jacobson first having access to such Confidential Information (whether before or after Jacobson begins the Engagement with the Company) and shall continue during and after Jacobson’s Engagement by the Company until such time as such Confidential Information has become public knowledge other than as a result of Jacobson's breach of this Agreement or breach by those acting in concert with Jacobson or on Jacobson's behalf.

8. Restrictive Covenants.

8.1 Acknowledgment. Jacobson understands that the nature of Jacobson's position gives Jacobson access to and knowledge of Confidential Information and places Jacobson in a position of trust and confidence with the Company. Jacobson understands and acknowledges that the physical, intellectual, or artistic services Jacobson provides to the Company are unique, special, or extraordinary because they involve the unique services that Jacobson has represented according to this Agreement.

Jacobson further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Jacobson is likely to result in unfair or unlawful competitive activity.

8.2 Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to Jacobson, during the Restrictions Period, Jacobson agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, "Prohibited Activity" is any activity in which Jacobson, acting as an employee, consultant, employer, owner, operator, manager, advisor, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, discloses or makes available trade secrets, proprietary information, or Confidential Information to any individual, partnership, joint venture, corporate or other entity other than the Company engaged in the same or similar business as the Company in any geographic area in which the Company is engaged in business or is actively contemplating engaging in business. For purposes of this Section 8, "Restrictions Period" is one year after Jacobson is no longer Engaged by the Company or any successor to the Company (regardless of any reason of termination of Engagement, including no reason, and whether Engagement is terminated at the option of Jacobson or the Company).

8.3 Non-solicitation of Employees. Jacobson agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or induce the termination of any contracted relationship between the Company and any other Jacobson or agent of the Company, during the Restrictions Period. Notwithstanding the foregoing, nothing herein shall prevent Jacobson, on Jacobson’s (or an affiliate’s) behalf, from hiring (i) any employee who is a family member, including but not limited to, a child or spouse or (ii) any former employee of the Company if such employee has ceased employment with the Company for at least two (2) years.

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8.4 Non-solicitation of Customers. Jacobson understands and acknowledges that because of Jacobson's experience with and relationship to the Company, Jacobson will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales or services of the Company. Jacobson understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. Jacobson agrees and covenants, during the Restrictions Period, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services which are similar to or competitive with those offered by the Company.

9. Non-disparagement. The Company and Jacobson mutually agree and covenant that each will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other party or its businesses, or any of its consultants, officers, and existing customers, suppliers and, investors, except for comments made by the Company or Jacobson to their attorneys and financial advisors for the purposes of seeking professional advice.

10. Acknowledgement. Jacobson acknowledges and agrees that the services to be rendered by Jacobson to the Company are of a special and unique character; that Jacobson will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of Jacobson's Engagement; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

Jacobson further acknowledges that the amount of Jacobson’s compensation reflects, in part, Jacobson’s obligations and the Company's rights under Section 7 and Section 8 of this Agreement; that Jacobson has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Jacobson will not be subject to undue hardship by reason of Jacobson’s full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Company's enforcement thereof.

11. Mediation. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to non-binding mediation prior to either party filing a lawsuit to enforce its rights pursuant to this Agreement, except, that either party may seek emergency protection for an immediate violation of this Agreement to the extent such protection is necessary to prevent irreparable harm. Mediator costs and fees shall be borne equally by the parties. However, any legal expenses related to the preparation and attendance at mediation shall be the sole responsibility of the party incurring such expenses.

12. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Collin. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Jacobson and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Jacobson and by an officer authorized by the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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15. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

16. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Tolling. Should Jacobson violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Jacobson ceases to be in violation of such obligation.

19. Successors and Assigns. This Agreement is personal to Jacobson and shall not be assigned by Jacobson. Any purported assignment by Jacobson shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Amazing Energy Oil and Gas, Co.
5700 West Plano Parkway
Suite 3600
Plano, TX 75093

 Attn: Will McAndrew III, CEO

If to Jacobson:

P.O Box 341198
Austin Tx 78732

21. Representations of Jacobson. Jacobson represents and warrants to the Company that:

21.1 Jacobson's acceptance of Jacobson’s role with the Company and the performance of Jacobson’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which Jacobson is a party or is otherwise bound.

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21.2 Jacobson's acceptance of Jacobson’s role with the Company and the performance of Jacobson’s duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

22. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24. Acknowledgment of Full Understanding. JACOBSON ACKNOWLEDGES AND AGREES THAT JACOBSON HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. JACOBSON ACKNOWLEDGES AND AGREES THAT JACOBSON HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF JACOBSON’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BENJAMIN JACOBSON III	COMPANY By:
Amazing Energy Oil and Gas, Co. Name: Willard McAndrew III Title: President/CEO

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